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Exhibit 21.0 - List of Subsidiaries of the Registrant



   The following is a list of subsidiaries meeting the requirements of Exhibit
21.

   a) The Grant County Bank (incorporated in West Virginia), doing business as The Grant County Bank.

   b) Capon Valley Bank (incorporated in West Virginia), doing business as the Capon Valley Bank.

   c) HBI Life Insurance Company, Inc. (incorporated in the state of Arizona), doing business as HBI Life.

   d) Highlands Bankshares Trust Company (incorporated in the state of West Virginia), doing business as Highlands Bankshares Trust Company